Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Announces Financial Results – Expects Highest Quarterly Revenue in Company History in Q2

First quarter results consistent with company guidance

Expects 10% operating margin for Q2; and to be profitable for FY22

Expects Q2 TRASM up about 17%

Business and long-haul international bookings accelerating rapidly

CHICAGO, April 20, 2022 – United Airlines (UAL) today reported first quarter 2022 financial results and announced it expects to return to profitability in the second quarter on a robust operating revenue outlook, including total revenue per available seat mile (TRASM) of approximately 17% over 2019, the strongest second quarter revenue guidance in company history. The company expects to be solidly profitable in the second quarter with an approximate 10% operating margin (on both a GAAP and adjusted basis1), just 2.9 points less than 2019 operating margin and 3.5 points less than 2019 adjusted operating margin, despite cost headwinds driven by the recent fuel price spike.
As the company's Pratt & Whitney-powered Boeing 777 aircraft are expected to gradually return to service, the company will continue to add back capacity based on its ability to best serve customers and will take a long-term view of profitability by not sacrificing operational reliability. The company is also seeing indications that business travel is rapidly returning and expects further improvement in international travel, including Asia.
The airline has a bullish outlook on the future – bolstered by this persistent strength of demand and the fact that it is nearing 2019 operating margins – and once again reiterated confidence in its longer term United Next targets of adjusted pre-tax margin2 of approximately 9% in 2023 and about 14% in
1 Adjusted operating margin is a non-GAAP financial measure calculated as operating margin, excluding operating special charges (credits), the nature of which are not determinable at this time. As a result, the company is not providing a target for or a reconciliation to operating margin, the most directly comparable GAAP measure, or operating margin because the company is unable to predict certain items contained in the GAAP measure without unreasonable efforts. See the tables accompanying this release for more detailed information.
2 Adjusted pre-tax margin is a non-GAAP financial measure calculated as pre-tax margin, excluding operating and nonoperating special charges (credits) and unrealized (gains) losses on investments, net, the nature of which are not determinable at this time. As a result, the company is not providing a target for or a reconciliation to pre-tax margin, the most directly comparable GAAP measure, because the company is unable to predict certain items contained in the GAAP measure without unreasonable efforts. See the tables accompanying this release for more detailed information.

United Airlines Announces Financial Results – Expects Highest 2Q Revenue in Company History
2026. This confidence is underpinned by the company's current expectation to report a profit for the full year 2022.
"I am proud of the United team that once again managed to overcome the challenges of the quarter and prioritized high operating reliability for our customers by gradually adding back capacity. Our team continues to do an outstanding job of caring for our customers," said United Airlines CEO Scott Kirby. "The demand environment is the strongest it's been in my 30 years in the industry – and United and its customers will benefit more than any other airline. We're now seeing clear evidence that the second quarter will be an historic inflection point for our business. It leaves me more optimistic than ever about United's future."

United Airlines Announces Financial Results – Expects Highest 2Q Revenue in Company History
First Quarter Financial Results
•Reported first quarter 2022 capacity down 19% compared to first quarter 2019.
•Reported first quarter 2022 net loss of $1.4 billion, adjusted net loss3 of $1.4 billion.
•Reported first quarter 2022 total operating revenue of $7.6 billion, down 21% compared to first quarter 2019.
•Reported first quarter 2022 TRASM of down 3% compared to first quarter 2019.
•Reported first quarter 2022 Cost Per Available Seat Mile (CASM) of up 21%, and CASM-ex3 of up 18%, compared to first quarter 2019.
•Reported first quarter 2022 operating loss of $1.4 billion, adjusted operating loss3 of $1.4 billion.
•Reported first quarter 2022 fuel price of approximately $2.88 per gallon.
•Reported first quarter 2022 pre-tax margin of negative 23.2%, negative 23.2% on an adjusted3 basis.
•Reported first quarter 2022 ending available liquidity4 of $20 billion.
•Reported a decline in total debt of over $700 million.
Operational Performance
•Finished second among mainline carriers for completion for the quarter.
•Achieved best first quarter baggage handling performance in the last 6 years excluding the pandemic.
•Protected approximately 225,000 passengers' trips with ConnectionSaver in Q1.
•Achieved the highest Net Promoter Score (NPS) for inflight satisfaction.
Key Highlights
•Officially opened the United Aviate Academy with the goal of training 5,000 new pilots by 2030. United is the only major U.S. airline to own a flight training school and the historic inaugural pilot class is 80% women or people of color.
•United Airlines Ventures and Oxy Low Carbon Ventures announced an investment in biotech firm Cemvita Factory to commercialize the production of Sustainable Aviation Fuel intended to be developed through a revolutionary new process using CO2 and synthetic microbes.
•Debuted free "bag drop shortcut" – a simple way for customers at United's U.S. hubs to skip the line, check their bag in a minute or less on average, and get to their flight.

3 See the tables accompanying this release for more detailed information regarding non-GAAP financial measures used.
4 Includes cash, cash equivalents, short-term investments and undrawn credit facilities.

United Airlines Announces Financial Results – Expects Highest 2Q Revenue in Company History
Network
•Announced plans to expand service to one of the world's most popular vacation destinations by offering three nonstop flights per week, year-round, between New York/Newark and Cape Town International Airport, subject to government approval.
•Resumed 19 International routes and relaunched service to six cities not served since the beginning of the pandemic including Berlin; Edinburgh, Scotland; Grand Cayman, Cayman Islands; Porto, Portugal; Singapore; and Shannon, Ireland.
•Completed all United Polaris® lounge re-openings with the addition of San Francisco International Airport and Los Angeles International Airport.
Environmental, Social and Governance (ESG)
•U.S. President Joe Biden announced his intent to appoint United President Brett Hart to the Board of Advisors on Historically Black Colleges and Universities.
•Along with the PGA TOUR, announced that it will award 51 golf teams at Historically Black Colleges and Universities with more than half a million dollars in grants to fund travel for golf tournaments and recruiting efforts.
•The United Aviate Academy announced it aims to potentially quadruple the size of its fleet of training aircraft – adding 25 new, state-of-the-art Cirrus TRAC SR20 aircraft to its current fleet.
•Launched Ukraine relief effort to support flying workers and supplies to areas in need by giving MileagePlus® members the ability to donate cash or miles to United’s humanitarian relief partners. To date, more than 31 million miles were donated and over $224,000 raised by MileagePlus members, with an additional approximately 5 million miles and $100,000 matched by United.
•Donated $50,000 to Boulder County Wildfire Relief to support those affected by Colorado wildfires.
•Led Black History Month fundraising campaign – alongside JPMorgan Chase and VISA – supporting Thurgood Marshall College Fund, Leadership Conference Education Fund, NAACP Legal Defense and Education Fund, and United Negro College Fund.
•Through a combination of cargo-only flights and passenger flights, transported approximately 274 million pounds of freight, which includes nearly 41 million pounds of vital shipments, such as medical kits, personal protective equipment, pharmaceuticals and medical equipment in Q1.

United Airlines Announces Financial Results – Expects Highest 2Q Revenue in Company History
Earnings Call
UAL will hold a conference call to discuss first quarter 2022 financial results, as well as its financial and operational outlook for second quarter 2022 and beyond, on Thursday, April 21, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com.
The webcast will be available for replay within 24 hours of the conference call and then archived on the website for three months.
Outlook
This press release should be read in conjunction with the company’s Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company’s business outlook (including certain financial and operational guidance for the company’s second quarter and full year 2022) and is furnished with this press release with the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available through the company’s investor relations website at https://ir.united.com. Management will also discuss certain business outlook items during the quarterly earnings conference call.
The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."
About United
United's shared purpose is "Connecting People. Uniting the World." In 2019, United and United Express® carriers operated more than 1.7 million flights carrying more than 162 million customers. United has the most comprehensive route network among North American carriers, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. For information about how to join the United team, please visit united.com/careers and more information about the company is at ir.united.com. United Airlines Holdings, Inc. is traded on Nasdaq under the symbol "UAL".
Website Information
We routinely post important news and information regarding United on our corporate website, united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance, reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

United Airlines Announces Financial Results – Expects Highest 2Q Revenue in Company History
Cautionary Statement Regarding Forward-Looking Statements:
This earnings release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, the potential impacts of the COVID-19 pandemic and steps the company plans to take in response thereto and goals, plans and projections regarding the company's financial position, results of operations, market position, capacity, fleet, product development, ESG targets and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals", "targets", “confident” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.

Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the adverse impacts of the ongoing COVID-19 global pandemic on our business, operating results, financial condition and liquidity; execution risks associated with our strategic operating plan; changes in our network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into less favorable aircraft orders, as well as any inability to accept or integrate new aircraft into our fleet as planned; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions; adverse publicity, harm to our brand, reduced travel demand, potential tort liability and voluntary or mandatory operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; our reliance on a limited number of suppliers to source a majority of our aircraft and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally; reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constrains at our hubs or other airports; geopolitical conflict, terrorist attacks or security events; any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, the technology or systems; increasing privacy and data security obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions on our operations; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and

United Airlines Announces Financial Results – Expects Highest 2Q Revenue in Company History
operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or arrangement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change, including our climate goals; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel; the impacts of our significant amount of financial leverage from fixed obligations, the possibility we may seek material amounts of additional financial liquidity in the short-term, and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt, including our MileagePlus® financing agreements; the impacts of the proposed phase out of the London interbank offer rate; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

The foregoing list sets forth many, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties. In addition, certain forward-looking outlook provided in this release relies on assumptions about the duration and severity of the COVID-19 pandemic, the timing of the return to a more stable business environment, the volatility of aircraft fuel prices, customer behavior changes and return in demand for air travel, among other things (together, the "Recovery Process"). The COVID-19 pandemic and the measures taken in response may continue to impact many aspects of our business, operating results, financial condition and liquidity in a number of ways, including labor shortages (including reductions in available staffing and related impacts to the company's flight schedules and reputation), facility closures and related costs and disruptions to the company’s and its business partners’ operations, reduced travel demand and consumer spending, increased operating costs, supply chain disruptions, logistics constraints, volatility in the price of our securities, our ability to access capital markets and volatility in the global economy and financial markets generally. If the actual Recovery Process differs materially from our assumptions, the impact of the COVID-19 pandemic on our business could be worse than expected, and our actual results may be negatively impacted and may vary materially from our expectations and projections. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change. For instance, we regularly monitor future demand and booking trends and adjust capacity, as needed. As such, our actual flown capacity may differ materially from currently published flight schedules or current estimations.

Please refer to the tables accompanying this release for reconciliations of the non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

-tables attached-

United Airlines Reports First-Quarter 2022 Results
UNITED AIRLINES HOLDINGS, INC
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended March 31,			% Increase/ (Decrease) 2022 vs. 2019
(In millions, except per share data)	2022	2021	2019
Operating revenue:
Passenger revenue	$6,348	$2,316	$8,725	(27.2)
Cargo	627	497	286	119.2
Other operating revenue	591	408	578	2.2
Total operating revenue	7,566	3,221	9,589	(21.1)

Operating expense:
Salaries and related costs	2,787	2,224	2,873	(3.0)
Aircraft fuel	2,230	851	2,023	10.2
Landing fees and other rent	612	519	588	4.1
Depreciation and amortization	611	623	547	11.7
Regional capacity purchase	565	479	688	(17.9)
Aircraft maintenance materials and outside repairs	407	269	408	(0.2)
Distribution expenses	226	85	360	(37.2)
Aircraft rent	61	55	81	(24.7)
Special charges (credits)	(8)	(1,377)	18	NM
Other operating expenses	1,451	874	1,508	(3.8)
Total operating expense	8,942	4,602	9,094	(1.7)

Operating income (loss)	(1,376)	(1,381)	495	NM

Nonoperating income (expense):
Interest expense	(424)	(353)	(188)	125.5
Interest capitalized	24	17	22	9.1
Interest income	5	7	29	(82.8)
Unrealized gains (losses) on investments, net	—	(22)	17	(100.0)
Miscellaneous, net	19	(19)	(8)	NM
Total nonoperating expense, net	(376)	(370)	(128)	193.8

Income (loss) before income taxes	(1,752)	(1,751)	367	NM

Income tax expense (benefit)	(375)	(394)	75	NM
Net income (loss)	$(1,377)	$(1,357)	$292	NM

Diluted earnings (loss) per share	$(4.24)	$(4.29)	$1.09	NM
Diluted weighted average shares	325.0	316.6	268.3	21.1

NM Not meaningful

United Airlines Reports First-Quarter 2022 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS

Information is as follows (in millions, except for percentage changes):

	1Q 2022 Passenger Revenue	Passenger Revenue vs. 1Q 2019	PRASM vs. 1Q 2019	Yield vs. 1Q 2019	Available Seat Miles vs. 1Q 2019	1Q 2022 Available Seat Miles	1Q 2022 Revenue Passenger Miles
Domestic	$4,510	(16.0%)	(7.2%)	(1.1%)	(9.4%)	33,263	25,780

Latin America	800	(11.7%)	(14.9%)	(4.2%)	3.7%	7,645	5,686
Europe	550	(50.2%)	(27.9%)	(16.1%)	(30.9%)	6,084	3,780
Middle East/India/Africa	261	15.5%	(23.1%)	(17.0%)	50.3%	2,728	2,157
Pacific	227	(79.8%)	(37.5%)	41.5%	(67.6%)	3,544	1,241
International	1,838	(45.3%)	(20.8%)	(3.2%)	(30.8%)	20,001	12,864

Consolidated	$6,348	(27.2%)	(10.3%)	0.0%	(18.9%)	53,264	38,644

Select operating statistics are as follows:

	Three Months Ended March 31,			% Increase/ (Decrease) 2022 vs. 2019
	2022	2021	2019
Passengers (thousands) (a)	29,333	14,674	36,454	(19.5)
Revenue passenger miles ("RPMs") (millions) (b)	38,644	17,248	53,097	(27.2)
Available seat miles ("ASMs") (millions) (c)	53,264	30,370	65,645	(18.9)
Passenger load factor: (d)
Consolidated	72.6%	56.8%	80.9%	(8.3)	pts.
Domestic	77.5%	65.1%	82.6%	(5.1)	pts.
International	64.3%	43.1%	78.7%	(14.4)	pts.
Passenger revenue per available seat mile (cents)	11.92	7.63	13.29	(10.3)
Total revenue per available seat mile ("TRASM") (cents)	14.20	10.61	14.61	(2.8)
Average yield per revenue passenger mile (cents) (e)	16.43	13.43	16.43	—
Cargo revenue ton miles (millions) (f)	791	765	805	(1.7)
Aircraft in fleet at end of period	1,343	1,320	1,348	(0.4)
Average stage length (miles) (g)	1,370	1,282	1,448	(5.4)
Employee headcount, as of March 31 (in thousands) (h)	87.4	84.1	93.0	(6.0)
Average aircraft fuel price per gallon	$2.88	$1.74	$2.05	40.5
Fuel gallons consumed (millions)	775	490	985	(21.3)
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each revenue passenger mile flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average stage length equals the average distance a flight travels weighted for size of aircraft.
(h) This total includes employees who elected to voluntarily separate from the company but who are still on pre-separation leave of absence with pay and benefits.

United Airlines Reports First-Quarter 2022 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted operating income (loss), adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share, CASM, excluding special charges, third-party business expenses, fuel, and profit sharing (CASM-ex), operating expenses excluding special charges, and adjusted capital expenditures, among others. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.
Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The company does not provide a reconciliation of forward-looking measures on a forward-looking basis where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. See "Cautionary Statement Regarding Forward-Looking Statements" above.
The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

United Airlines Reports First-Quarter 2022 Results

UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)
UAL believes that adjusting for operating and nonoperating special charges (credits), and nonoperating unrealized (gains) losses on investments, net is useful to investors because these items are not indicative of UAL's ongoing performance. UAL believes that adjusting for interest expense related to finance leases of Embraer ERJ 145 aircraft is useful to investors because of the accelerated recognition of interest expense.
CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges (credits), third-party business expenses, fuel and profit sharing. UAL believes that adjusting for special charges (credits) is useful to investors because special charges (credits) are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended March 31,
	2022	2021	2019
CASM (cents)
Cost per available seat mile (CASM) (GAAP)	16.79	15.15	13.85
Special charges (credits)	(0.01)	(4.54)	0.02
Third-party business expenses	0.06	0.09	0.05
Fuel expense	4.19	2.80	3.08
Profit sharing	—	—	0.05
CASM-ex (Non-GAAP)	12.55	16.80	10.65

Adjusted EBITDA	Three Months Ended March 31,
	2022	2021	2019
Net income (loss)	$(1,377)	$(1,357)	$292
Adjusted for:
Depreciation and amortization	611	623	547
Interest expense, net of capitalized interest and interest income	395	329	137
Income tax expense (benefit)	(375)	(394)	75
Special charges (credits)	(8)	(1,377)	18
Nonoperating unrealized (gains) losses on investments, net	—	22	(17)
Nonoperating debt extinguishment and modification fees	7	—	—
Nonoperating special termination benefits	—	46	—
Adjusted EBITDA	$(747)	$(2,108)	$1,052
Adjusted EBITDA margin	(9.9)%	(65.4)%	11.0%

United Airlines Reports First-Quarter 2022 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)
UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by (used in) operating activities for capital expenditures, adjusted capital expenditures, and aircraft operating lease additions is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.

	Three Months Ended March 31,
Capital Expenditures (in millions)	2022	2021
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$402	$444
Property and equipment acquired through the issuance of debt, finance leases, and other financial liabilities	—	509
Adjustment to property and equipment acquired through other financial liabilities (a)	—	(40)
Adjusted capital expenditures (Non-GAAP)	$402	$913

Free Cash Flow (in millions)
Net cash provided by operating activities (GAAP)	$1,476	$447
Less capital expenditures, net of flight equipment purchase deposit returns	402	444
Free cash flow, net of financings (Non-GAAP)	$1,074	$3

Net cash provided by operating activities (GAAP)	$1,476	$447
Less adjusted capital expenditures (Non-GAAP)	402	913
Less aircraft operating lease additions	4	142
Free cash flow (Non-GAAP)	$1,070	$(608)

(a) United entered into agreements with third parties to finance through sale and leaseback transactions new Boeing model 787 aircraft and Boeing model 737 MAX aircraft subject to purchase agreements between United and Boeing. In connection with the delivery of each aircraft from Boeing, United assigned its right to purchase such aircraft to the buyer, and simultaneous with the buyer's purchase from Boeing, United entered into a long-term lease for such aircraft with the buyer as lessor. Upon delivery of each aircraft, the company accounted for the aircraft, which have a repurchase option at a price other than fair value, as part of Total operating property and equipment, net on the company's balance sheet and the related obligation as Current maturities of other financial liabilities and Other financial liabilities (noncurrent) since they did not qualify for sale recognition. If the repurchase option is not exercised, these aircraft will be accounted for as leased assets at the time of the option expiration and the related assets and liabilities will be adjusted to the present value of the remaining lease payments at that time. This adjustment reflects the difference between the recorded amounts and the present value of future lease payments at inception.

United Airlines Reports First-Quarter 2022 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended March 31,			% Increase/ (Decrease) 2022 vs. 2019
(in millions)	2022	2021	2019
Operating expenses (GAAP)	$8,942	$4,602	$9,094	(1.7)
Special charges (credits)	(8)	(1,377)	18	NM
Operating expenses, excluding special charges (credits)	8,950	5,979	9,076	(1.4)
Adjusted to exclude:
Third-party business expenses	34	26	30	13.3
Fuel expense	2,230	851	2,023	10.2
Profit sharing	—	—	33	(100.0)
Adjusted operating expenses (Non-GAAP)	$6,686	$5,102	$6,990	(4.3)

Operating income (loss) (GAAP)	$(1,376)	$(1,381)	$495	NM
Adjusted to exclude:
Special charges (credits)	(8)	(1,377)	18	NM
Adjusted operating income (loss) (Non-GAAP)	$(1,384)	$(2,758)	$513	NM

Operating margin	(18.2)%	(42.9)%	5.2%	(23.4) pts.
Adjusted operating margin (Non-GAAP)	(18.3)%	(85.6)%	5.3%	(23.6) pts.

Pre-tax income (loss) (GAAP)	$(1,752)	$(1,751)	$367	NM
Adjusted to exclude:
Special charges (credits)	(8)	(1,377)	18	NM
Unrealized (gains) losses on investments, net	—	22	(17)	NM
Debt extinguishment fees	7	—	—	NM
Special termination benefits	—	46	—	NM
Interest expense on ERJ 145 finance leases	—	—	21	NM
Adjusted pre-tax income (loss) (Non-GAAP)	$(1,753)	$(3,060)	$389	NM

Pre-tax margin	(23.2)%	(54.4)%	3.8%	(27.0) pts.
Adjusted pre-tax margin (Non-GAAP)	(23.2)%	(95.0)%	4.1%	(27.3) pts.

Net income (loss) (GAAP)	$(1,377)	$(1,357)	$292	NM
Adjusted to exclude:
Special charges (credits)	(8)	(1,377)	18	NM
Unrealized (gains) losses on investments, net	—	22	(17)	NM
Debt extinguishment fees	7	—	—	NM
Special termination benefits	—	46	—	NM
Interest expense on ERJ 145 finance leases	—	—	21	NM
Income tax expense (benefit) on adjustments, net	—	291	(5)	NM
Adjusted net income (loss) (Non-GAAP)	$(1,378)	$(2,375)	$309	NM

Diluted earnings (loss) per share (GAAP)	$(4.24)	$(4.29)	$1.09	NM
Adjusted to exclude:
Special charges (credits)	(0.02)	(4.35)	0.07	NM
Unrealized (gains) losses on investments, net	—	0.07	(0.07)	NM
Debt extinguishment fees	0.02	—	—	NM
Special termination benefits	—	0.15	—	NM
Interest expense on ERJ 145 finance leases	—	—	0.08	NM
Income tax expense (benefit) on adjustments, net	—	0.92	(0.02)	NM
Adjusted diluted income (loss) per share (Non-GAAP)	$(4.24)	$(7.50)	$1.15	NM
NM Not Meaningful

United Airlines Reports First-Quarter 2022 Results
UNITED AIRLINES HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions)	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$18,468	$18,283
Short-term investments	211	123
Restricted cash	41	37
Receivables, less allowance for credit losses (2022 — $30; 2021 — $28)	2,062	1,663
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2022 — $561; 2021 — $546)	1,068	983
Prepaid expenses and other	762	745
Total current assets	22,612	21,834

Total operating property and equipment, net	31,881	32,074
Operating lease right-of-use assets	4,579	4,645
Other assets:
Goodwill	4,527	4,527
Intangibles, less accumulated amortization (2022 — $1,554; 2021 — $1,544)	2,792	2,803
Restricted cash	214	213
Deferred income taxes	1,032	659
Investments in affiliates and other, less allowance for credit losses (2022 — $619; 2021 — $622)	1,401	1,420
Total other assets	9,966	9,622
Total assets	$69,038	$68,175

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,966	$2,562
Accrued salaries and benefits	2,008	2,121
Advance ticket sales	8,904	6,354
Frequent flyer deferred revenue	2,516	2,239
Current maturities of long-term debt	2,994	3,002
Current maturities of other financial liabilities	1,185	834
Current maturities of operating leases	538	556
Current maturities of finance leases	64	76
Other	613	560
Total current liabilities	21,788	18,304
Long-term liabilities and deferred credits:
Long-term debt	29,665	30,361
Long-term obligations under operating leases	5,143	5,152
Long-term obligations under finance leases	210	219
Frequent flyer deferred revenue	3,901	4,043
Pension liability	1,929	1,920
Postretirement benefit liability	986	1,000
Other financial liabilities	499	863
Other	1,293	1,284
Total long-term liabilities and deferred credits	43,626	44,842
Total stockholders' equity	3,624	5,029
Total liabilities and stockholders' equity	$69,038	$68,175

United Airlines Reports First-Quarter 2022 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)	Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net cash provided by operating activities	$1,476	$447

Cash Flows from Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(402)	(444)
Purchases of short-term and other investments	(156)	—
Proceeds from sale of short-term and other investments	62	105
Proceeds from sale of property and equipment	66	11
Other, net	—	(1)
Net cash used in investing activities	(430)	(329)

Cash Flows from Financing Activities:
Proceeds from issuance of debt, net of discounts and fees	—	1,336
Proceeds from equity issuance	—	532
Payments of long-term debt, finance leases and other financing liabilities	(783)	(569)
Other, net	(73)	(21)
Net cash provided by (used in) financing activities	(856)	1,278
Net increase in cash, cash equivalents and restricted cash	190	1,396
Cash, cash equivalents and restricted cash at beginning of the period	18,533	11,742
Cash, cash equivalents and restricted cash at end of the period (a)	$18,723	$13,138

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt, finance leases and other	$—	$509
Lease modifications and lease conversions	59	22
Right-of-use assets acquired through operating leases	68	180
Equity interest received in consideration for the sale of aircraft	42	—
Warrants received for entering into ancillary business agreements	—	81

United Airlines Reports First-Quarter 2022 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges (credits) and unrealized (gains) and losses on investments, net include the following:

	Three Months Ended March 31,
(In millions)	2022	2021	2019
Operating:
CARES Act grant	$—	$(1,810)	$—
Severance and benefit costs	—	417	6
Impairment of assets	—	—	8
(Gains) losses on sale of assets and other special charges	(8)	16	4
Total operating special charges (credits)	(8)	(1,377)	18

Nonoperating:
Nonoperating debt extinguishment fees	7	—	—
Nonoperating special termination benefits	—	46	—
Nonoperating unrealized (gains) losses on investments, net	—	22	(17)
Total nonoperating special charges and unrealized (gains) losses on investments, net	7	68	(17)
Total operating and nonoperating special charges (credits) and unrealized (gains) losses on investments, net	(1)	(1,309)	1
Income tax expense, net of valuation allowance	—	291	—
Total operating and non-operating special charges (credits) and unrealized (gains) losses on investments, net of income taxes	$(1)	$(1,018)	$1

CARES Act grant: During the three months ended March 31, 2021, the company received approximately $2.6 billion in funding pursuant to a Payroll Support Program agreement under the Coronavirus Aid, Relief, and Economic Security Act (the "PSP2 Agreement"), which included a $753 million unsecured loan. The company recorded $1.8 billion as grant income and $47 million for the warrants issued to the U.S. Department of the Treasury as part of the PSP2 Agreement, within stockholders' equity, as an offset to the grant income.
Severance and benefit costs: During the three months ended March 31, 2021, the company recorded $417 million related to pay continuation and benefits-related costs provided to employees who chose to voluntary separate from the company. The company offered, based on employee group, age and completed years of service, pay continuation, health care coverage, and travel benefits. Approximately 4,500 employees elected to voluntary separate from the company.
During the three months ended March 31, 2019, the company recorded $2 million of severance and benefit costs primarily related to a voluntary early-out program for its technicians and related employees represented by the International Brotherhood of Teamsters and $4 million of management severance.
Impairment of assets: During the three months ended March 31, 2019, the company recorded an $8 million fair value adjustment for aircraft purchased off lease.
(Gains) losses on sale of assets and other special charges: During the three months ended March 31, 2022, the company recorded net gains of $8 million primarily related to sale-leaseback transactions and the sale of aircraft.
During the three months ended March 31, 2021, the company recorded $16 million of net charges, driven by charges for the termination of the lease associated with three floors of its headquarters at the Willis Tower in Chicago and utility charges related to the February winter storms in Texas, partially offset by net gains, primarily on sale-leaseback transactions.
During the three months ended March 31, 2019, the company recorded $4 million of net charges, primarily related to the sale of aircraft.
Nonoperating debt extinguishment fees: During the three months ended March 31, 2022, the company recorded $7 million of charges related to the early redemption of $400 million of its unsecured debt.
Nonoperating special termination benefits: During the three months ended March 31, 2021, as part of first quarter voluntary separation leave programs, the company recorded $46 million of special termination benefits in the form of additional subsidies for retiree medical costs for certain U.S. based front-line employees. The subsidies are in the form of additional subsidies for retiree medical costs as a one-time contribution into the employee's Retiree Health Account of $125,000 for full-time employees and $75,000 for part-time employees.
Nonoperating unrealized gains and losses on investments, net: During the three months ended March 31, 2021, the company recorded losses of $22 million primarily for the decrease in the market value of its equity investments.
During the three months ended March 31, 2019, the company recorded gains of $17 million primarily for the change in market value of its equity investments.

United Airlines Reports First-Quarter 2022 Results
Interest expense related to finance leases of Embraer ERJ 145 aircraft:
During the third quarter of 2018, United entered into an agreement with the lessor of 54 Embraer ERJ 145 aircraft to purchase those aircraft in 2019. The provisions of the new lease agreement resulted in a change in accounting classification of these new leases from operating leases to finance leases up until the purchase date. The company recognized $21 million of additional interest expense in the three months ended March 31, 2019 as a result of this change.

Effective tax rate:
The company's effective tax rates for the three months ended March 31, 2022, 2021 and 2019 were 21.4%, 22.5% and 20.4%, respectively. The provisions for income taxes for the three months ended March 31, 2021 and 2019 are based on the estimated annual effective tax rate which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items. We have historically calculated the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate for the full fiscal year to income or loss for the reporting period. We have used a discrete effective tax rate method to calculate taxes for the three months ended March 31, 2022. We determined that since small changes in estimated income would result in significant changes in the estimated annual effective tax rate, the historical method would not provide a reliable estimate for the three months ended March 31, 2022.

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